EXHIBIT 3.119

                                FIRST AMENDMENT TO
                       CNG NONEMPLOYEE DIRECTORS' FEE PLAN


        The CNG Nonemployee Directors' Fee Plan, as amended and restated

   effective October 1, 1996, is hereby amended as follows:

        1.   Subparagraph (d) of paragraph 3, subparagraph (c) of paragraph 4,

   and subparagraph (g) of paragraph 5 are amended by the deletion of the term

   "CNG Common Stock" and substitution of the term "CTG Resources, Inc. Common

   Stock" in lieu thereof.  This change shall be effective upon the effective date of the Agreement and Plan of Exchange pursuant to which the outstanding shares of CNG common stock will be exchanged for shares of the common stock of CTG Resources, Inc.  Nevertheless, Connecticut Natural Gas Corporation

   shall continue to be the Company sponsoring and maintaining the Plan.

        2.   The second sentence of subparagraph (a) of paragraph 3 is amended to read as follows:

        "Such election may be revoked by the Director giving written notice to the Secretary as to retainer and meeting fees earned subsequent to such revocation; and if a subsequent election is made hereunder, that election may be revoked in the same fashion."

        3.   The following two sentences are added to subparagraph (a) of paragraph 4, between the first and second sentences thereof:

        "If the initial election (or any subsequent election made hereunder) is revoked, and if the Director wishes to defer future retainer and meeting fees, the Director, by written notice to the Secretary, shall make an election specifying the terms and conditions of the payment of such future fees. There shall be separate accounting maintained for fees subject to separate elections hereunder."

        4.   The purpose of the modifications in 2 and 3 above are to clarify the operation of the Plan relating to subsequent elections as to retainer and meeting fees.





        5.   Except as hereinabove modified and amended, the Directors' Fee

   Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, Connecticut Natural Gas Corporation hereby executes this First Amendment this _____ day of ___________, 1997.



   Witness:                      CONNECTICUT NATURAL GAS CORPORATION



   _________________________     By_________________________________
                                   Its





































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